Exhibit 10.26

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made effective as of October 5, 2009 (the “Effective Date”), by and between Threshold Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 (“Licensor”), and Eleison Pharmaceuticals, Inc., a Delaware corporation with a place of business at 103 Carnegie Center, Suite 300, Princeton, NJ 08540 (“Licensee”). Licensor and Licensee are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor is the owner of or otherwise controls certain proprietary Licensed Patents and Licensed Technology (as defined below); and

WHEREAS, Licensee desires to obtain an exclusive license from Licensor under such Licensed Patents and Licensed Technology to develop and commercialize Licensed Products; and

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

1. DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this Section 1.1, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2 “Adverse Event” shall mean any untoward medical occurrence in a patient or subject who is administered a Licensed Product, whether or not considered related to the Licensed Product, including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Licensed Product.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.3 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.4 “Control” or “Controlled” shall mean with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights or Technology as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party.

1.5 “Development” and “Develop” shall mean, with respect to any Licensed Product, all activities with respect to such Licensed Product relating to research and development in connection with seeking, obtaining and/or maintaining any Regulatory Approval for such Licensed Product in the Licensed Field in the Territory, including without limitation, all pre-clinical research and development activities, all human clinical studies, all activities relating to developing the ability to manufacture any Licensed Product or any component thereof (including, without limitation, process development work), and all other activities relating to seeking, obtaining and/or maintaining any Regulatory Approvals from the FDA and/or any Foreign Regulatory Authority.

1.6 “Drug Approval Application” shall mean any application for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory, including, without limitation, (a) any NDA or MAA filed with the FDA or any Foreign Regulatory Authority, and (b) any equivalent application filed with any Foreign Regulatory Authority for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory.

1.7 “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee in such country.

1.8 “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.9 “Foreign Regulatory Authorities” shall mean any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory (other than the FDA in the United States), having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.10 “IND” shall mean an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA with regard to any Licensed Product.

1.11 “Improvements” shall mean any enhancement, invention or discovery Controlled by Licensor during the License Term, which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology to the extent covered by or under the Licensed Patent Rights or Licensed Technology.

1.12 “Indemnitees” and “Indemnifying Party” shall mean a Party, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns.

1.13 “Licensed Field” shall mean all uses a) relating to treatment of cancer with Glufosfamide in humans and animals, or b) permitted to Licensor under the Baxter Agreement (hereinafter defined).

1.14 “Licensed Patent Rights” shall mean the Patent Rights of Licensor during the term of this Agreement that include a Valid Claim that covers the manufacture, use or sale of a Licensed Product, including, without limitation, those described in Schedule A attached hereto. Licensed Patent Rights include an exclusive sublicense to Patent Rights of Licensor under that certain exclusive license agreement between Baxter International and Licensor having an Effective Date of 5 August 2003 (the “Baxter License”).

1.15 “Licensed Product” shall mean Glufosfamide (also known as beta-D-glucosyl-ifosfamide or beta-D-glucosyl-isophosphoramide mustard).

1.16 “Licensed Technology” shall mean and include all Technology, whether or not patentable, including but not limited to formulations, techniques and materials, Controlled by Licensor as of the Effective Date that are necessary or useful for Licensee to practice the license granted to it hereunder to develop and market Licensed Product. Licensed Technology includes all rights and information Controlled by Licensor under that certain development agreement between MediBIC Co., Ltd., and Licensor having an Effective Date of 30 November 2004, as amended (the “MediBIC Agreement”).

1.17 “License Term” shall mean, with respect to each Licensed Product, the period commencing on the Effective Date and continuing on a country-by-country, and product-by-product basis until a Licensed Product is no longer sold in such country.

1.18 “MAA” shall mean an application filed with the relevant Foreign Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any Licensed Product in Europe or any country or territory therein for a particular indication within the Field.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.19 “NDA” shall mean a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication within the Field.

1.20 “Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction within the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts, Controlled by a Party.

1.21 “Profit” shall mean the gross invoiced sales price for all Licensed Products sold by Licensee or its Affiliates to Third Parties throughout the Territory during each calendar quarter, less the following amounts incurred or paid by Licensee or its Affiliates during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made:

(a) trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations and bad debt (any deduction for bad debt shall not be more than [***] of sales of Licensed Products and any allowances for amounts written off as bad debt shall be included in Profit if later paid);

(b) credits or allowances actually given or made to a Third Party for rejection of or return of previously sold Licensed Products (including Medicare and similar types of rebates);

(c) any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the gross invoiced sales price;

(d) any tax, tariff, duty or governmental charge levied on the transfer, transportation or delivery of a Licensed Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever;

(e) any import or export duties or their equivalent borne by the seller;

(f) any payment made to Baxter International or MediBIC Co., Ltd. under the Baxter License and the MediBIC Agreement (in each case during the relevant calendar quarter for which such Profits are being determined);

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(g) the direct costs of manufacturing and commercializing Licensed Product including, without limitation, the costs of goods, distribution costs, sales force expense, drug regulatory expense, and other reasonable commercialization expenses; and

(h) Third Party license expenses for licenses approved by Licensor, such approval not to be unreasonably withheld, all of the foregoing determined in accordance with US GAAP. Except as expressly set forth above, [***] shall be used as a deduction in the calculation of Profit. In the determination of Profit, an offset or cost must be taken in the calendar quarter in which it is incurred.

1.22 “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Licensed Product (or any component thereof) for use in the Field in any country or other jurisdiction in the Territory. “Regulatory Approval” shall include, without limitation, any NDA, MAA or other Drug Approval Application.

1.23 “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement or any other arrangement by which Licensee collaborates or grants rights to sell Licensed Product.

1.24 “Technology” shall mean and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, biologic materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, regulatory filings, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

1.25 “Term” shall mean the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement in accordance with the terms hereof (including Section 9).

1.26 “Territory” shall mean all countries and jurisdictions of the world.

1.27 “Third Party” shall mean any person or entity other than Licensee, Licensor, and their respective Affiliates.

1.28 “Valid Claim” shall mean a claim in an issued, unexpired patent or in a pending patent application within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2. GRANT OF RIGHTS

2.1 License to Licensee.

2.1.1 Grant of License. Licensor hereby grants to Licensee an exclusive, royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.1.2, under the Licensed Patent Rights and Licensed Technology and Licensor’s interest in any Improvements, to Develop, have Developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products and to practice the Licensed Technology in the Territory, for any and all uses within the Licensed Field, subject to the terms and conditions of this Agreement. Licensee acknowledges that all licenses and sublicenses granted hereunder are subject to the terms and conditions of the Baxter Agreement and the MediBIC agreement and Licensee agrees to observe the terms and conditions of each of those agreements.

2.1.2 Right to Sublicense. Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights under the license granted pursuant to this Section 2; provided, however, that (a) Licensor shall be notified of and shall have consented to the grant of a sublicense to (which consent shall not be unreasonably withheld or delayed) any and all potential sublicenses, (b) all sublicensees shall have the financial wherewithal to assume and fulfill all the obligations of Licensee under this Agreement; (c) the Sublicensee has entered into a written agreement to be bound by the terms and conditions of this Agreement, (d) Licensee shall remain primarily obligated for the payment to Licensor of all of its payment obligations hereunder, and (e) Licensee shall provide Licensor with a copy of each such sublicense agreement within thirty (30) days of execution.

2.1.3 Retained Rights. Subject to the other terms of this Agreement, Licensor retains the right to use the Licensed Technology and practice the Licensed Patent Rights and to use Licensor’s interest in all Improvements (a) to develop, have developed, make, have made, use, have used, sell have sold, offer for sale, import, have imported, export and have exported any product that is not a Licensed Product, and (b) to otherwise exploit such Licensed Technology, Licensed Patent Rights, and Improvements for any and all uses outside of the Field.

2.1.4 No Patent Challenge. Licensee and its Affiliates and Sublicensees shall not challenge, or assist, aid or encourage in any manner a challenge to, in any forum the Licensed Patent Rights including a challenge, directly or indirectly, to the validity, scope or enforceability of any claim within the Licensed Patent Rights. In the event of any such challenge or assistance, aid or encouragement, Licensor may, in its sole discretion (a) immediately terminate the licenses granted under Section 2 of this Agreement for breach under Section 9.2 below, or (b) convert the licenses granted under Section 2 of this Agreement from exclusive licenses to non-exclusive licenses, which conversion shall be effective upon written notice thereof by Licensor.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS

3.1 Commercialization.

3.1.1 Responsibility. From and after the Effective Date, Licensee shall have full control and authority over the Development and commercialization of Licensed Products in the Licensed Field in the Territory, including without limitation, (a) all pre-clinical Development activities (including any pharmaceutical development work on formulations or process development relating to any Licensed Product), (b) all activities related to human clinical trials (including all clinical studies, (c) all activities relating to manufacture and supply of all Licensed Products (including all required process development and scale up work with respect thereto), (d) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (e) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications and any other Regulatory Approvals). Licensee shall own all data, results and all other information arising from any such activities under this Agreement, including without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products (including any INDs or foreign equivalents, any Drug Approval Applications and any other Regulatory Approvals), and all of the foregoing information, documentation and materials shall be considered Confidential Information and Technology solely owned by Licensee. All activities relating to Development and commercialization under this Agreement shall be undertaken at Licensee’s sole cost and expense, except as otherwise expressly provided in this Agreement.

3.1.2 Diligence. A development plan and budget setting forth minimum parameters for Development and commercialization of Licensed Product shall be annexed as Schedule B hereto (the “Development Plan and Budget”). Licensee will exercise commercially reasonable efforts and diligence in developing and commercializing Licensed Products and in undertaking investigations and actions required to obtain Regulatory Approvals necessary to market Licensed Products in the Licensed Field in the Territory, including without limitation the prompt and efficient execution of the Development Plan and Budget, such reasonable efforts and diligence to be, in any event, in accordance with the Development Plan and Budget. In the event that Licensee fails to use due diligence as required hereunder or if the Licensee does not perform in accordance with the requirements of the Development Plan and Budget including, without limitation, timelines and minimum budgets, then Licensor may, in its sole discretion (a) terminate the licenses granted under Section 2 of this Agreement for breach under Section 9.2 below, or (b) convert the licenses granted under Section 2 of this Agreement from exclusive licenses to non-exclusive licenses, which conversion shall be effective upon written notice thereof by Licensor.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.2 Updates and Reports.

3.2.1 Updates and Reports. Licensee shall provide Licensor with detailed written reports no less frequently than [***] during the License Term (commencing three (3) months after the Effective Date) summarizing Licensee’s efforts to Develop and commercialize Licensed Products hereunder. In addition, Licensee shall provide Licensor with prompt written notice of the occurrence of the First Commercial Sale of any Licensed Product in each country in which there occurs a First Commercial Sale. In addition to such reports, Licensee agrees to provide Licensor with Adverse Event information and product complaint information relating to Licensed Products as compiled and prepared by Licensee in the normal course of business in connection with the Development, commercialization or sale of any Licensed Product, within time frames consistent with reporting obligations under applicable laws and regulations. All reports, updates, Adverse Event, product complaint, and other information provided by one Party to the other Party under this Agreement (including under this Section 3), shall be considered Confidential Information of the Disclosing Party, subject to the terms of Section 5 hereof.

4. PAYMENTS

4.1 Profit Sharing; and Sublicensee Revenue Split.

4.1.1 Profit-Sharing. In partial consideration of the grant of the license by Licensor hereunder, and subject to the other terms of this Agreement (including the remainder of this Section 4), and continuing for the duration of the License Term, Licensee shall pay to Licensor half of its Profit from sales of Licensed Product sold by Licensee and/or its Affiliates in each country in the Territory. Profit-sharing payments shall be made [***], beginning on the [***] following the date on which the First Commercial Sale of a Licensed Product occurs.

4.1.2 Sublicense Revenue Sharing. In partial consideration of the grant of the license by Licensor hereunder, and subject to the other terms of this Agreement (including the remainder of this Section 4), throughout the License Term, Licensee agrees to pay Licensor fifty percent (50%) of any payment including, without limitation, royalty payments, license fee payments, milestone payments, and payments for equity or debt purchases, made to Licensee by a Sublicensee, such payment to be made within [***] of receipt of such payment by Licensee.

4.2 Other Payments.

4.2.1 Payments Due under the Baxter License and the MediBIC Agreement. In consideration of the grant of the license by Licensor hereunder, and subject to the other terms of this Agreement (including the remainder of this Section 4), Licensee agrees to pay to Baxter International and to MediBic Co., Ltd., any payments due under the Baxter License and the MediBIC Agreement, respectively.

4.2.2 Patent Costs. After the Effective Date, Licensee shall be obligated to pay all fees, expenses, and costs associated with prosecuting patent applications and maintaining, defending, enforcing and litigating patents within the Licensed Patent Rights.

4.2.3. Development and Marketing Costs. Licensee shall pay all fees, expenses, and costs associated with the further clinical Development of Licensed Product to the first marketing approval from the FDA as described in the Development Plan and Budget. Thereafter, such costs shall be borne by Licensee, and its Affiliates and Sublicensees, with such costs being deductible as a part of the calculation of Profit.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.3 Payment Terms.

4.3.1 Payment of Profit-Sharing and Revenue-Sharing. Unless otherwise expressly provided otherwise herein, Licensee shall make any profit-sharing payments owed to Licensor hereunder in arrears, within [***] in which such payment accrues. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (a) the date the Licensed Product is shipped or (b) on the date of the invoice to the purchaser of the Licensed Product. Each such payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales and Profits in each country’s currency; the applicable profit-sharing amount under this Agreement; the profit-sharing amount payable in each country’s currency, including an accounting of deductions taken in the calculation of Profit; the applicable exchange rate to convert from each country’s currency to United States Dollars under Section 4.3.3; and the royalties payable in United States Dollars.

4.3.2 Overdue Payments. Subject to the other terms of this Agreement, any payments not paid within the time period set forth in this Section 4 shall bear interest at a rate of [***] per month from the due date until paid in full, provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Licensor to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

4.3.3 Accounting. Unless requested otherwise by Licensor, all payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

4.3.4 Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties in United States Dollars is restricted or forbidden, written notice thereof shall promptly be given to Licensor, and payment shall be made by the deposit thereof in local currency to the credit of Licensor in a recognized banking institution designated by Licensor by written notice to Licensee.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.4 Records Retention; Review.

4.4.1 Royalties and Profit-Sharing. Commencing as of the date of First Commercial Sale of the first Licensed Product hereunder, Licensee and its Affiliates and Sublicensees shall keep for at least [***] from the end of the calendar year to which they pertain complete and accurate records of sales by Licensee or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.4.2 Review. Subject to the other terms of this Section 4.4.2, at the request of Licensor, which shall not be made more frequently than [***] during the Term, upon at least [***] prior written notice from Licensor, and at the expense of Licensor (except as otherwise provided herein), Licensee shall permit an independent certified public accountant reasonably selected by Licensor and reasonably acceptable to Licensee to inspect (during regular business hours) the relevant records required to be maintained by Licensee under this Section 4.4. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Section 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this Section 4.4. Results of any such review shall be binding on both Parties absent manifest error. Each Party agrees to treat the results of any such accountant’s review of the other Party’s records under this Section 4.4 as Confidential Information of the other Party subject to the terms of Section 5. If any review reveals a deficiency in the calculation and/or payment of royalties by Licensee, then (a) Licensee shall promptly pay Licensor the amount remaining to be paid, and (b) if such underpayment is by [***] or more, Licensee shall pay the reasonable out-of-pocket costs and expenses incurred by Licensor in connection with the review.

4.4.3 Other Parties. Licensee shall include in any agreement with its Affiliates or Sublicensees terms requiring such party to retain records as required in this Section 4.4 and to permit Licensor to inspect such records as required by this Section 4.4.

5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Licensor and Licensee each agree that during the License Term and for [***] thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and sublicensees to keep confidential, all Confidential Information of the other Party. Neither Licensor nor Licensee nor any of their respective employees, consultants, Affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2 Limited Disclosure and Use. Licensor and Licensee each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Licensor and Licensee each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its Affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided, however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

5.3 Publicity. The Parties agree to release, within three (3) days of the Effective Date, a press release in the form set forth in Schedule C. Otherwise, neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement or the activities performed hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.4 Use of Name. Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other party.

6. PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1 Patent Filing, Prosecution and Maintenance. Subject to the other terms of this Section 6.1, Licensee shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, at its sole cost, expense and discretion, and using patent counsel reasonably acceptable to Licensee, all Licensed Patent Rights in all relevant countries. Licensee (i) will provide Licensor with a copy of any proposed patent application or prosecution or other document relating to a patent or application within Licensed Patent Rights and relevant to the Licensed Field for review and comment reasonably in advance of filing which shall under no circumstances be less than thirty (30) days, and (ii) will keep Licensee reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation, (A) by providing Licensor with copies of all communications received from or filed in patent office(s) with respect to such filing, and (B) by providing Licensor, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such of any such filing (including the substantially narrowing, cancellation or abandonment of any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that Licensor has a reasonable opportunity to review and comment. If Licensee fails to undertake the filing(s) of any patent application or submission with respect to any invention under such Licensed Patent Rights, then not less than ninety (90) days prior to the last date for making the applicable filing or submission to preserve rights under such patent application, Licensor may undertake such filing(s) at its own expense, in which case Licensee will assign to Licensor all of its rights to such patent application and invention and any subsequently issued patent thereon in the country or countries in which Licensor undertakes such filing(s), each of which thereafter will be owned solely by Licensor.

6.2 Enforcement. If, during the License Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights in the Licensed Field. Licensor shall have the right, at its own expense, to be represented in any such action by counsel of Licensor’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensee to control the suit as described in the second sentence of this Section 6.2. If Licensee does not file any action or proceeding against any such material infringement within three (3) months after the later of (i) Licensor’s notice to Licensee hereunder, (ii) Licensee’s notice to Licensor hereunder, or (iii) a

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

written request from Licensor to take action with respect to such infringement, then Licensor shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice, including the right to settle any such suit without the prior consent of Licensee. Irrespective of which party is taking the lead with respect to the defense of a claim, the party taking the lead shall keep the other party reasonably informed as to the status of any such action and shall give due regard to the comments and suggestions of the other party with respect to the defense of such claims. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.2, shall applied as follows:

(a) first, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action and

(b) second, any amounts remaining shall be allocated equally between the Parties.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

6.3. Defense. Each party shall promptly notify the other party in writing of any allegation by a third party that the activity of either of the Parties or their Affiliates or Sublicensees pursuant to this Agreement infringes or may infringe the intellectual property rights of such third party. Licensee shall have the responsibility to control, at its own expense, the defense of any claim alleging that the development, sale or marketing of the Licensed Product in the Territory infringes any such third party rights. If Licensee fails to proceed in a timely manner with respect to such defense, Licensor shall have the option to assume control the defense of such claim with reimbursement by Licensee of relevant fees, expenses and costs of Licensor. Irrespective of which party is taking the lead with respect to the defense of a claim, the party taking the lead shall keep the other party reasonably informed as to the status of any such action and shall give due regard to the comments and suggestions of the other party with respect to the defense of such claims. Licensor shall have the right to participate in the defense of any such claim with counsel of its choice at its own expense. Licensee shall not have the right to settle any claim or litigation described in this Section without the consent of the Licensor, such consent not to be unreasonably withheld. If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

7. REPRESENTATIONS AND WARRANTIES

7.1 Licensor Representations. Licensor represents and warrants to Licensee that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor corporate action;

(b) this Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensor is a party or by which it is bound; and

(c) Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder without violating the rights of any Third Party.

(d) As of the Effective Date, Licensor is in full compliance of the terms and provisions of the Baxter License and the MediBIC Agreement and both agreements are in full force and effect except that Threshold and Baxter never entered into a manufacturing and supply agreement as contemplated therein.

7.2 Licensee Representations. Licensee represents and warrants to Licensor that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

(b) this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a party of or by which it is bound.

7.3 No Warranties.

7.3.1 Nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by either Party as to the validity or scope of any patent application or patent licensed hereunder or

(b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties.

7.3.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

8. INDEMNIFICATION

8.1 Indemnification.

8.1.1 Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product (or any component thereof) manufactured or sold by Licensee or any Affiliate or Sublicensee under this Agreement, (b) any material breach of this Agreement by Licensee, or (c) the negligence or willful misconduct on the part of Licensee or any Affiliate or Sublicensee, in any such case under this Section 8.1.1, except to the extent of Licensor’s responsibility therefor under Section 8.1.2 below.

8.1.2 Licensor Indemnity. Subject to Section 8.1.1 above, Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Licensee Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters (but excluding any patent infringement matters, which are governed by Section 6 above), to the extent arising out of (a) any actions or omissions of Licensor under this Agreement, (b) any material breach of this Agreement by Licensor, or (c) the negligence or willful misconduct on the part of Licensor or any Affiliate.

8.2 Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 8.1 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

8.3 Limitation on Liability. LICENSOR SHALL NOT BE LIABLE TO THE LICENSEE FOR LOSS, DAMAGE, OR LIABILITY WITH RESPECT TO LOSS OF PROFITS, BUSINESS OR REVENUE LOSS, SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGE OR LOSS (EVEN IF FORESEEABLE OR IN THE CONTEMPLATION OF EITHER PARTY). LICENSEE SHALL NOT BE LIABLE TO THE LICENSOR FOR LOSS, DAMAGE, OR LIABILITY WITH RESPECT TO SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGE OR LOSS (EVEN IF FORESEEABLE OR IN THE CONTEMPLATION OF EITHER PARTY).

9. TERM AND TERMINATION

9.1 Term; Expiration. The term of this Agreement (“Term”) shall expire upon the expiration of the final payment obligation under Article 4 above.

9.2 Termination Rights for Breach.

9.2.1 Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective thirty (30) days after giving written notice to the breaching Party of such termination in the case of a payment breach and sixty (60) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such default or breach is cured or remedied or shown to be non-existent within the aforesaid thirty (30) or sixty (60) day period, the notice shall be automatically withdrawn and of no effect. However, prior to giving any notice of termination for breach, the Parties shall first attempt to resolve any disputes as to the existence of any breach as set forth in Article 10.

9.2.2 Voluntary Termination. Licensee shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to Licensor.

9.3 Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.4 Effects of Termination.

9.4.1 Termination for Licensee Breach. Upon any termination of this Agreement by Licensor under Section 9.2.1 or by Licensee pursuant to Section 9.2.2, as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder shall terminate automatically. Notwithstanding the foregoing, no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) the Sublicensees have cured all breaches of Licensee, (iii) all accrued payments obligations to Licensor (including those of Licensee) have been paid, and (iv) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement. In the event of a termination hereunder, all materials, information, Regulatory Approvals, and intellectual property will be transferred to Licensor so that Licensor may continue to Develop and commercialize Licensed Product.

9.4.2 Termination for Licensor Breach. Upon any termination of this Agreement by Licensee under Section 9.2.1, as of the effective date of such termination, Licensee thereafter automatically shall have a fully sublicensable and transferable, fully paid up (subject to the remainder of this Section 9.4.2), exclusive license in the Territory under the Licensed Patent Rights and Licensed Technology, to Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products and to practice the Licensed Technology in the Territory, provided that Licensee shall pay, for the remainder of the License Term, in lieu of any profit-sharing payments it would otherwise owe to Licensor under this Agreement, a profit-sharing payment equal to one half (1/2) of the profit-sharing payment that would otherwise apply with respect to the Licensed Product under Sections 4 of this Agreement.

9.5 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.6 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 4 (with respect to Profits from the sale of Licensed Products before the date of termination and as set forth in Section 4.4), 5, 8, 9.6, 10 and 11, as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any milestone or profit payment to Licensor that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

10. DISPUTES

10.1 Negotiation. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

faith negotiations within thirty (30) days after such notice is received. Said designated senior officials are as follows:

For Licensee: Chief Executive Officer

For Licensor: Chief Executive Officer

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 10.2.

10.2 Arbitration. Subject to Section 10.1 and except with respect to disputes relating to the intellectual property or a breach of the confidentiality obligations of this Agreement, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in the City, County and State of New York, New York. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the State of New York. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11. MISCELLANEOUS

11.1 Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Licensor:	Dr. Barry Selick Chief Executive Officer Threshold Pharmaceuticals, Inc. 1300 Seaport Boulevard, Suite 500 Redwood City, CA 94063

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

If to Licensee:	Dr. Edwin Thomas Chief Executive Officer Eleison Pharmaceuticals, Inc. 103 Carnegie Center, Suite 300 Princeton, NJ 08540

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.3 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the state of New York (excluding its body of law controlling conflicts of law).

11.4 Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.5 Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.6 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.7 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

11.8 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other party, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.8 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.9 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.10 Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.12 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.13 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.14 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the Licensee not later than:

(a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or

(b) if not delivered under this Section 11.14, upon the rejection of this Agreement by or on behalf of Licensee, upon written request.

11.15 Export Compliance. Licensee and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Licensor harmless (in accordance with Section 8) for the consequences of any such violation.

11.16 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.17 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative in two (2) originals.

Threshold Pharmaceuticals, Inc.		Eleison Pharmaceuticals, Inc.

By:	/s/ Harold E. Selick 10/14/09	By:	/s/ Edwin J. Thomas 10/14/09
	Dr. Barry Selick, CEO		Edwin Thomas, CEO

Schedule A

Licensed Patent Rights

Administration of Glufosfamide for the Treatment of Cancer – Curd
Country/Filed	App. No.	THLD. No.	Pub. No.
PC/31 Jul 09	US09/052370	13-301-PC281
Glufosfamide Combination Therapy – Handisides, Kroll, Duan, Selick
Country/Filed	App. No.	THLD. No.	Pub. No.
US/5 Oct 09
PC/7 Apr 08	US08/059578	036-276-PC220	2008/124691 – 16 Oct 08
Unit Dose Form of Glufosfamide – Li
Country/Filed	App. No.	THLD. No.	Pub. No.
US/NP 4 Dec 08	12/303,551	026-287-US223
JP/NP	2009-514487	026-286-JP223
EP/NP	07784306.8	026-285-EP223	2034950 – 18 Mar 09
PC/4 Jun 07	US07/070351	026-223-PC187	2007/146652 – 21 Dec 2007
Glufosfamide Combination Therapy – Tidmarsh
Country/Filed	App. No.	THLD. No.	Pub. No.
US/21 Jun 07	11/794,110	013-241-US166
PCT/22 Dec 05	US05/047314	013-166-PC51	2006/071955 – 6 Jul 06
Anti-Cancer Therapies – Tidmarsh
Country/Filed	App. No.	THLD. No.	Pub. No.	Pat. No.
ZA/NP	2006/06456	013-208-ZA53		2006/06456 – 30 Jan 08
US/3 Aug 06	10/588,409	013-194-US53
NZ/NP	549605	013-206-NZ53
NO/NP	20063987	013-205-NO53
MX/NP	PA/a/2006/008954	013-204-MX53
KR/NP	10-2006-7017702	013-209-KR53	2006-0131869 – 20 Dec 06
JP/NP	2006-552230	013-203-JP53
IL/NP	177136	013-202-IL53
EP/NP	05712714.4	013-199-EP53	1711177 – 18 Oct 06
CN/NP	200580004102.x	013-198-CN53	1917885 – 21 Feb 07
CA/NP	2554463	013-197-CA53
BR/NP	P10507463-0	013-196-BR53
AU/NP	2005213372	013-195-AU53
PC/4 Feb 05	US05/003370	013-053-PC30	2005/076888 – 25 Aug 05

Schedule A – continued

Method for Determining Susceptibility of Tumor to Treatment with Anti-Neoplastic Agent – Tidmarsh
Country/Filed	App. No.	THLD. No.	Pub. No.	Pat. No.
SG/NP	200505735.1	005-137-SG31	114995 – 31 Dec 07	114995 – 31 Dec 07
US/18 Aug 05	10/546,612	005-138-US31	20060172305	7,560,230 – 14 Jul 08
PC/4 Mar 04	US04/006897	005-031-PC9	2004/081181 – 23 Sep 04

Baxter International License Patents 5 Aug 03
Antitumor Saccharide Conjugates –Wiessler and Dickes (Uiisureru and Deikesu JP)
Appl. No.	Pub. No. – Date	Patent No. – Issue Date
US1990000499522		5,622,936 – 22 Apr 97
NO1990000902717	NO0902717A0 – 19 Jun 1990	NO0173548C – 29 Dec 93
FI1990000903123	FI0903123A0 20 Jun 1990	FI0095268C – 10 Jan 96
DK1993000001170	DK0117093A – 18 Oct 93	DK0174539B1 – 19 May 03
DK1990000001492	DK0149290A – 07 Aug 90	DK0170422B1 – 28 Aug 95
PCT/EP89/01251	WO90/04597A1 – 3 May 90	NP 20 May 01
PT1989000092034	PT0092034A – 30 Apr 90	PT0092034B – 31 May 95
JP1995000317538	JP08208680A2 – 13 Aug 96	JP03056408B2 – 26 Jun 00
JP1990000500030	JP03502934T2 – 04 Jul 91	JP02518739B2 – 31 Jul 96
IE1989000003360	IE0067529B – 03 Apr 90	IE0067529B – 03 Apr 90
HU1989000006841	HU0896841A0 – 28 Dec 90	HU0206124B – 28 Aug 92
SE		SE369182
NL		NL 369182
LU		LU 369182
IT		IT 369182
HK1995000001574	HK0157495A 13 Oct 1995	HK0157495A – 13 Oct 95
GR1995000403849		GR3015566T3 – 30 Jun 95
GB		GB 369182
FR		FR 369182
ES1989000119408		ES2072881T3 – 01 Aug 95
DE		DE58909141C0 – 04 May 1995
CH		CH 369182
BE		BE 369182
AT		AT0120465E – 15 Apr 1995
EP1989000119408	EP369,182A1 – 23 Jun 90	EP369,182B1 – 29 Mar 95
CA1989002001129	CA2001129A – 20 Apr 90	CA2001129C – 27 Jun 00
DE1988003835772	DE38357721 – 26 Apr 1990	DE 195 34 366

Schedule B

Glufosfamide Development Plan and Budget

This Schedule B sets for the budget and timeline for continued clinical development of Glufosfamide.

Period 1:	Preparation and Filing of SPA
(Ends [***] After the Effective Date)

During Period I, Eleison will finalize the clinical study plan (see Clinical Study Plan, below) and request a formal Special Protocol Assessment (SPA) from the US FDA for the purpose of agreeing to the study design.

Clinical Study Plan. The current plan contemplates a randomized controlled study of glufosfamide versus [***] with a planned sample size of [***] subjects (approximately [***] subjects per treatment group). The primary analysis will take place after the [***] event has occurred. With this design, the Clinical Study has [***] power to detect a [***] improvement in survival on the glufosfamide arm. This is equivalent to a difference in median survival of at least [***] between the glufosfamide-treated group and the [***] group, assuming a median survival of [***] in the glufosfamide-treated group and of [***] in the [***] group. This calculation is based on a [***] test with an [***] of [***] and a [***] for a [***] comparison. Both Eleison and Threshold agree that the clinical study plan may be changed, based on FDA input or other factors, upon their mutual written agreement, which will not be unreasonably withheld. The clinical study is expected to cost about [***].

Period 2:	Initiation of the Phase 3 Clinical Trial
(Ends [***] After the Effective Date)

During Period 2, Eleison will identify and engage clinical sites, arrange for the shipment of sufficient study drug (see Study Drug Supply, below) to initiate the clinical study, and enroll the first patient into the clinical study. Prior to enrolling the first patient in the study, Eleison will have raised sufficient capital and secured sufficient study drug to demonstrate that it can fund and conduct at least the first year of the study.

Study Drug Supply. Previously, Threshold has engaged 3rd party contract manufacturing organizations to perform work on process development, validation, registration stability, and NDA-enabling studies for [***]. [***] was selected and qualified as a [***] supplier and [***] as a [***]. [***]. Drug product from previous manufacturing campaigns continues to be stored and followed for stability. Approximately [***] vials are in storage from [***]. [***] manufactured in [***], and [***] that they are stable through the last time point of [***] and can possibly be extended for an additional [***] or longer. Threshold will introduce Eleison to these third party contract manufacturing organizations and authorize them to work with Eleison in connection with carrying out the activities contemplated by this Development Plan.

Period 3:	Accrual of Patients to Completion of Phase 3 Clinical Trial
(Ends [***] After the Effective Date)

During Period 3, Eleison will enroll patients into and complete the clinical study. Enrollment shall generally follow the schedule:

No. of Patients Enrolled	Months After Study Initiation
[***]	[***]
[***]	[***]
[***]	[***]

At all times during Period 3, Eleison will maintain sufficient cash reserves and drug supply to continue the clinical study for at least [***].

Period 4:	Filing of NDA
(Ends [***] After the Effective Date)

During Period 4, Eleison will prepare and file an NDA based on the results of the clinical study.

Schedule C

Press Release (Threshold Format)

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS LICENSES

GLUFOSFAMIDE TO ELEISON PHARMACEUTICALS

REDWOOD CITY, CA and PRINCETON, NJ – October (XX), 2009 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), and Eleison Pharmaceuticals, Inc., today announced the execution of a licensing agreement granting Eleison Pharmaceuticals exclusive worldwide rights to glufosfamide. Glufosfamide is a novel small molecule that has been evaluated by Threshold in a Phase 3 clinical trial and multiple Phase 2 clinical trials.

Under the agreement, Eleison is responsible for the development, manufacturing and marketing of glufosfamide. Eleison and Threshold will share in the profits of commercialization, if the further clinical development of glufosfamide leads to regulatory approval and marketing. Eleison intends to secure funding for the clinical development of glufosfamide. The agreement between Threshold and Eleison contemplates that Eleison, to satisfy its diligence obligations, will raise sufficient funds to commence clinical development activities with glufosfamide.

Glufosfamide was licensed from Baxter to Threshold in 2003. In 2004, Threshold and MediBIC signed a development agreement whereby MediBIC would conduct clinical development activities for glufosfamide in certain Asian countries. Pursuant to those agreements, Baxter and MediBIC may be entitled to certain royalty and milestone payments, if Eleison’s clinical development efforts are successful.

“Eleison, with their focus on orphan drug indications and an experienced management team, is an ideal organization to maximize the potential of glufosfamide, a drug candidate that we continue to believe should have a role in the treatment of cancer,” said Dr. Barry Selick, chief executive officer of Threshold. “Under this agreement, Eleison will assume full responsibility for the ongoing development of glufosfamide, freeing Threshold to continue to focus its efforts on TH-302. In return, Threshold will benefit from sharing in any financial upside that results from Eleison’s development and commercialization efforts for glufosfamide.”

“We are dedicated to improving therapeutic options for patients with rare diseases and are hopeful that glufosfamide may be an important treatment option for pancreatic cancer patients,” said Edwin Thomas, chief executive officer of Eleison. “We are pleased to enter into this licensing agreement with Threshold and we are committed to turn this into a great success.”

About Glufosfamide

Glufosfamide combines the active part of ifosfamide, a member of a widely used class of chemotherapy drugs known as alkylators, with a glucose molecule. As announced in 2007, a Phase 3 trial of glufosfamide showed that the overall survival in patients with metastatic pancreatic cancer who had relapsed after gemcitabine chemotherapy was 18% higher in the glufosfamide arm compared to those who received best supportive care, but the result did not reach statistical significance.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, Threshold is building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit the website (www.thresholdpharm.com).

About Eleison Pharmaceuticals

Eleison was founded in 2008. The Company’s mission is to acquire, develop, and commercialize clinical stage drug candidates for “orphan” indications, providing new hope for patients with rare life-threatening, diseases. For additional information, please visit the website (www.eleison-pharma.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, their uses and potential benefits and clinical trial results and plans. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to enroll and complete its current and anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, the possibility that results from these trials will not be confirmed, potential adverse side effects, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 6, 2009 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” Threshold does not intend to update any forward-looking statement made in this news release.

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